UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CERTEGY INC.

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The following is a press release issued by Certegy Inc. on December 9, 2005, regarding the resignation of one of the members of its board of directors, Charles T. Doyle.

Press Release	Certegy Inc.
100 Second Avenue South
Suite 1100S
St. Petersburg, FL 33701

Date: December 9, 2005	Phone: 727-227-8000
Fax: 727-227-8091

Contact: Mary Waggoner
Certegy Inc.
SVP - Investor Relations
678-867-8004

FOR IMMEDIATE RELEASE

Certegy Inc. Accepts Resignation of Board of Directors Member

Charles T. Doyle

St. Petersburg, FL, December 9, 2005 – Certegy Inc. (NYSE:CEY), a leading global provider of payment services to financial institutions and retailers, today announced the resignation of board member Charles T. Doyle, effective December 8, 2005. Mr. Doyle, who has served on Certegy’s board since June 2001, was a member of the Audit Committee.

Mr. Doyle is Chairman of the Board of Texas First Bank, and Chairman and Chief Executive Officer of Texas Independent Bancshares, Inc. He also serves as a director of VISA USA, Inc., VISA International, Inc., and Inovant, a transaction processor for merchants and issuers of credit cards.

Mr. Doyle affirmed his support for Certegy’s proposed merger with Fidelity National Information Services, Inc., a subsidiary of Fidelity National Financial, Inc. (NYSE:FNF). He is not among the Certegy directors designated to serve as a director of the new company, and cited personal reasons as the basis for his decision to resign at this time. “It has truly been a privilege to serve with the management team and my fellow directors since Certegy’s spin-off from Equifax,” he stated.

“Chuck has been an exceptional board member, and we have benefited greatly from his strong leadership and guidance,” stated Lee A. Kennedy, Chairman and Chief Executive Officer of Certegy. “It has been a pleasure to work with him, and we extend our sincere appreciation for his dedication and service to our company.”

About Certegy

Certegy (NYSE:CEY) provides credit and debit processing, check risk management and cash access services, merchant processing and e-banking services to over 6,500 financial institutions, 100,000 retailers and 100 million consumers worldwide. Headquartered in St. Petersburg, Florida, Certegy maintains a strong global presence with operations in the United States, United Kingdom, Ireland, France, Chile, Brazil, Australia, New Zealand, Thailand and the Caribbean. As a leading payment services provider, Certegy offers a comprehensive range of transaction processing services, check risk management solutions and integrated customer support programs that facilitate the exchange of business and consumer payments. Certegy generated over $1.0 billion in revenue in 2004. For more information on Certegy, please visit www.certegy.com.

Additional Information and Where to Find It

In connection with the proposed merger, Certegy Inc. has filed a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Certegy and Fidelity National Information Services, Inc. with the Commission at the Commission’s website at http://www.sec.gov. Free copies of the proxy statement, and each company’s other filings with the Commission may also be obtained from the respective companies. Free copies of Certegy’s filings may be obtained by going to Certegy’s Investor Relations Page or its corporate website at www.certegy.com or by directing a request to Investor Relations, Certegy Inc., 100 Second Avenue South, Suite 1100S, St. Petersburg, FL 33701. Free copies of Fidelity National Financial’s filings may be obtained by directing a request to Fidelity National Financial’s corporate website at www.fnf.com or by directing a request to Investor Relations, Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, FL, 32204.